United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

APRIL 1, 2005
Date of Report
(Date of earliest event reported)

1-11983
(Commission file number)

FPIC Insurance Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	59-3359111
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

225 Water Street, Suite 1400, Jacksonville, FL	32202
(Address of Principal Executive Offices)	(Zip Code)

(904) 354-2482
(Registrant’s Telephone Number, Including Area Code)

www.fpic.com
(Registrant’s Internet Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 1, 2005, the Board of Directors (the “Board”) of FPIC Insurance Group, Inc. (“FPIC”) authorized cash and equity-based compensation for members of the Board and for certain members of the Board of Directors of First Professionals Insurance Company, Inc. (“First Professionals”), FPIC’s largest insurance subsidiary, as follows:

Cash Compensation Effective as of April 1, 2005

Annual Board Fees. An annual fee of $35,000 shall be paid to each Board member, who is not an employee of FPIC, subject to reduction as determined by the Board in the event a Director is absent for more than 25% of the Board meetings during any calendar year. The Chairman of the Board shall receive an additional annual Board fee of $25,000 and the Vice Chairman of the Board shall receive an additional annual Board fee of $6,000.

Annual Committee Fees. Annual fees to the non-employee members of the committees of the Board shall be paid as follows:

	Member	Chairman
Audit Committee	$7,500	15,000
Budget and Compensation Committee	$3,000	4,500
Board Governance Committee	$3,000	4,500
Executive Committee	$0	0
All Other Committees	$2,000	3,000

Per Meeting Fees. A meeting fee of $1,000 shall be paid to each non-employee member for each committee meeting attended, excluding the meetings of the Executive Committee.

Reimbursement for Reasonable Expenses. Each Board member shall receive reimbursement for reasonable expenses incurred for attendance at meetings of the Board.

Deferred Compensation Plan. Under the FPIC Nonqualified Deferred Compensation Plan, Board members may defer into the plan all or a portion of fees earned as members. Deferred fees will be paid, as adjusted for investment gains or losses, at such time in the future as specified by the participating member.

Equity Compensation

The Board authorized each non-employee member of the Board to receive annual equity-based compensation to be awarded as of the date of the annual shareholders meeting, pursuant to FPIC’s Director Stock Option Plan (“DSO Plan”), in the form of 1,000 shares of full value restricted common stock, which shall fully vest on the first anniversary of the date of grant.

The Board further authorized each new non-employee member of the Board to receive, upon initial election to the Board, an initial award of 1,000 full value restricted common shares, which shall fully vest on the first anniversary of the date of grant, awarded pursuant to the DSO Plan.

The Board also authorized non-employee members of the Board of Directors of First Professionals, who are not also members of the Board of FPIC, to receive annual equity-based compensation to be awarded as of the date of the annual shareholders meeting, pursuant to FPIC’s DSO Plan, in the form of 1,000 shares of full value restricted common stock, which shall fully vest on the first anniversary of the date of grant.

      Board members who receive a restricted common stock award will be permitted to redeem an adequate number of shares from such award upon vesting to satisfy any tax withholding liability.

Equity compensation authorized by the Board in the form of restricted common stock awards is subject to shareholder approval of an amendment to the DSO Plan to allow for restricted common stock as a form of equity-based compensation under the DSO Plan. An appropriate amendment to the DSO Plan will be presented as a proposal to shareholders for approval at FPIC’s 2005 Annual Meeting of Shareholders to be held on June 1, 2005.

In the event the amendment to the DSO Plan to include restricted common stock as a form of equity-based compensation is not approved by FPIC shareholders at the 2005 Annual Meeting of Shareholders, the Board further authorized, in the alternative, equity-based compensation in the form of common stock options to be awarded to each non-employee member of the Board and to certain members of the First Professionals’ board, as more fully described above, pursuant to the DSO Plan. In such case, each member would be awarded a number of common stock options equal in value to the value of the restricted common stock award that would otherwise have been awarded. Such options would have an exercise price equal to the fair market value of FPIC’s common stock on the date of grant and would vest on the first anniversary of the date of grant. Options would not be exercisable until vested. The DSO Plan gives the Board the ability to make additional awards to Board members from time to time at its discretion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FPIC INSURANCE GROUP, INC.
(Registrant)
Date: April 7, 2005	By:	/s/ John R. Byers
John R. Byers
President and Chief Executive Officer